UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                      Arel Communications and Software Ltd.
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                                (Name of Issuer)

         Ordinary Shares, par value 0.001 New Israeli Shekels per Share
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                         (Title of class of Securities)

                                    M14925107
                                 --------------
                                 (CUSIP Number)

                                  July 1, 2004
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[_]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages

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CUSIP NO.  M14925107                13G                PAGE   2   OF   4   PAGES
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1    NAME OR REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Izhak Gross (no social security number)
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [_]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
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                   5    SOLE VOTING POWER
  NUMBER OF             Zero (0) Ordinary Shares
   SHARES          ------------------------------------------------------------
BENEFICIALLY       6    SHARED VOTING POWER
  OWNED BY              None
    EACH           ------------------------------------------------------------
  REPORTING        7    SOLE DISPOSITIVE POWER
   PERSON               Zero (0) Ordinary Shares
    WITH           ------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        None
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     Zero (0) Ordinary Shares
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [_]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     Zero (0)%
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12   TYPE OF REPORTING PERSON*
     IN
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                   -------------------------
CUSIP NO.  M14925107                13G                PAGE   3   OF   4   PAGES
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     This Amendment No. 2 to Schedule 13G (this "Amendment") supplements and amends the information contained in the original Schedule 13G filed with the Securities and Exchange Commission ("SEC") as previously amended (as so amended, the "Schedule 13G"). Terms used but not defined herein shall have the meanings ascribed thereto in the Schedule 13G.

ITEM 1. SECURITY AND ISSUER.

     (a)  Arel Communications & Software Ltd.

     (b) 22 Einstein Street, Park Hamadah, Building 22, P.O.B. 4042, Kiryat Weizmann, Nes Ziona, 74140, Israel.

ITEM 2.

     (a)  Izhak Gross
     (b)  13 Gan Rave Boulevard, Yavne, Israel, c/o Arelnet
     (c)  Israel
     (d)  Ordinary Shares, nominal value 0.001 New Israeli Shekels per Share
     (e)  M14925107

ITEM 3. Not applicable.

ITEM 4. OWNERSHIP.

     (a)       Zero (0) Ordinary Shares
     (b)       Zero (0)%
     (c)  (i)  Zero (0) Ordinary Shares
          (ii) None
          (iii)Zero (0) Ordinary Shares
          (iv) None

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be a beneficial holder of more than five percent of the class of securities check the following [x].

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CUSIP NO.  M14925107                13G                PAGE   4   OF   4   PAGES
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ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities which I held were acquired and held by me in the ordinary course of business and were not acquired and were not held by me for the purpose of changing or influencing the control of the issuer of the securities and were not acquired and were not held by me in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                               January 31, 2005
                                                               ----------------
                                                                     Date

                                                               /s/ Izhak Gross
                                                               ---------------
                                                                 Izhak Gross